Exhibit 99.1

THE AES CORPORATION WAIVES EARLY TENDER DATE

ARLINGTON, VA, November 11, 2002 — The AES Corporation (NYSE: AES) announced today that it extended the expiration date of the exchange offer and it had changed certain terms of the exchange offer relating to its outstanding $300,000,000 8.75% Senior Notes due 2002 (“2002 Notes”) and $200,000,000 7.375% Remarketable or Redeemable Securities due 2013, which are puttable in 2003 (“ROARs”). Such extension of the expiration date and certain changes are set forth below:

(1) extension of the exchange offer expiration date from 5:00p.m. New York City time on November 8, 2002, to 5:00p.m. New York City time on December 3, 2002.

(2) for each $1,000 principal amount of its 2002 Notes, the holders will receive $650 in cash and $350 principal amount of a new issue of its 10% senior secured notes due 2005;

(3) the deadline by which holders of the 2002 Notes and ROARs must tender in order to be eligible to receive the early tender bonus payment is 5:00 p.m., New York City time, on November 18, 2002;

(4) holders that tender on or prior to 5:00 p.m., New York City time, on November 18, 2002 and do not withdraw such securities will, if the exchange offer is consummated, be entitled to an early tender bonus payment in the amount of $15 for each $1,000 principal amount of 2002 Notes tendered and $5 for each $1,000 principal amount of ROARs tendered;

(5) holders that tender on or prior to the expiration date and do not withdraw such securities will receive an incremental cash payment in the amount of $5 for each $1,000 principal amount 2002 Notes tendered and $5 for each $1,000 principal amount of ROARs tendered;

(6) the consummation of the exchange offer is subject to the condition that 80% of the aggregate principal amount of the 2002 Notes and 80% of the aggregate principal amount of the ROARs are received and not withdrawn;

(7) the tenders of the 2002 Notes and the ROARs may be withdrawn at any time prior to 5:00pm, New York City time, on November 18, 2002;

(8) the new senior secured notes will be subject to a certain amount of mandatory redemption on the second anniversary of the issuance of the new notes, and mandatory redemption with a portion of the net cash proceeds received from certain asset sales by AES and with a portion of adjusted excess cash flow of AES; and

(9) a holder of ROARs will receive a contingent value right that will entitle such holder to receive, within thirty days of the closing of the sale of CILCORP, a cash payment of $20 for each $1,000 principal amount of ROARS validly tendered by such holder.

Certain other changes in the terms of the new senior secured notes are reflected in the offering memorandum, which will be distributed to all holders who are eligible to participate in the exchange offer.

The AES Corporation has been informed by the exchange agent that, as of 5:00 p.m., New York City time, on November 8, 2002, approximately $16,863,000 in aggregate principal amount of its 2002 Notes and $44,494,000 in aggregate principal amount of its ROARs had been tendered in the exchange offer. This amount represents approximately 5.6% and 22.2% of outstanding 2002 Notes and ROARs, respectively. Consummation of the exchange offer is subject to a number of significant conditions.

The offering of the new senior secured notes in the exchange offer is being made only to “qualified institutional buyers” and “persons other than a U.S. person” located outside the United States, as such terms are defined in accordance with Rule 144A and Regulation S of the Securities Act of 1933, as amended, and two individuals affiliated with AES who are accredited investors.

The new senior secured notes will not be registered under the Securities Act of 1933, or any state securities laws. Therefore, the new senior secured notes may not be offered or sold in the United States absent an exemption from the registration requirements of the Securities Act of 1933 and any applicable state securities laws. This announcement is neither an offer to sell nor a solicitation of an offer to buy the new notes.

CONTACT: Kenneth R. Woodcock, 703-522-1315